Exhibit 10.14

SECOND AMENDMENT

TO

THE JULY 5, 2005 SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

DCP MIDSTREAM, LLC

This Second Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of DCP Midstream, LLC (formerly known as Duke Energy Field Services, LLC) (this “Amendment”), is dated as of February 1st, 2007 and by and between ConocoPhillips Gas Company, a Delaware corporation (“CPGC”) and Spectra Energy DEFS Holding, LLC, a Delaware limited liability company (“Spectra LLC”) and Spectra Energy DEFS Holding Corp, a Delaware corporation (“Spectra Corp”). Spectra LLC and Spectra Corp are referred to herein collectively as “Spectra.”

RECITALS

A.	Reference is made to that certain Second Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC dated as of July 5, 2005 by and between CPGC and DUKE ENERGY ENTERPRISES CORPORATION (formerly Duke Energy Field Services Corporation), a Delaware corporation, as amended by First Amendment dated August 11, 2006 (the “Agreement”) (capitalized terms used but not defined herein shall have the meaning given thereto in the LLC Agreement).

B.	Spectra acquired the interest of Duke Energy Enterprises Corporation (formerly known as Duke Energy Field Services Corporation), a Delaware corporation as part of Duke Energy Corporation’s spin-off of its gas business on January 2, 2007.

C.	CPGC and Spectra desire to amend the Agreement to provide for the election and replacement of members of the Board of Directors of DCP Midstream GP, LLC in a manner that is consistent with that provided in DCP Midstream GP, LLC’s Amended and Restated Limited Liability Company Agreement dated December 7, 2005.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Agreement is hereby amended by replacing the following defined terms and definitions and the respective defined terms throughout the Agreement:

(a)	The defined term “Duke” is hereby replaced with:

“Spectra” shall mean Spectra Energy DEFS Holding, LLC, a Delaware limited liability company and Spectra Energy DEFS Holding Corp, a Delaware corporation.

(b)	The defined term “Duke Directors” is hereby replaced with:

“Spectra Directors” shall have the meaning set forth in Section 3.3.

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(c)	The defined term “Duke Member” is hereby replaced with:

“Spectra Member” shall mean collectively Spectra Energy DEFS Holding, LLC, a Delaware limited liability company and Spectra Energy DEFS Holding Corp, a Delaware corporation or any wholly owned Subsidiary of Spectra admitted as a substitute member pursuant to Section 5.4; provided that in the event a Spectra Member transfers less than all of its Company Interest to a wholly owned subsidiary of Spectra pursuant to Section 5.4, then “Spectra Member” shall be deemed to include both such Spectra Member and such wholly owned subsidiary of Spectra, to the extent applicable; provided, however, that in no event shall the Spectra Members collectively own more than a 50 percent Percentage Interest.

2.	The Agreement is hereby amended by deleting Section 3.7 thereto and inserting the following new Section 3.7 in lieu thereof:

Section 3.7 Actions by the Company Board. All decisions of the Company Board shall require the affirmative majority vote of the voting Directors present at a meeting at which a quorum is present provided that the affirmative vote of both at least one Spectra Director and at least one COP Director shall be required for all decisions of the Company Board. Notwithstanding the foregoing, (a) the Spectra Member and the COP Member will cause their respectively appointed Company Board members to take all action necessary to cause the Company to form a master limited partnership (“MLP”) as soon as reasonably practicable in 2005, including (i) initially contributing assets from the list of assets on Schedule 3.7 with an aggregate EBITDA of up to $75 million and priced in the aggregate at not less than 7 times such EBITDA, (ii) effecting an initial public offering of limited partner interests and an initial debt financing for the MLP in compliance with Sarbanes Oxley and all other applicable laws and regulations, and (iii) subject to clause (b) immediately below, designating Jim Mogg and Mike Bradley as the initial Chairman and CEO, respectively, of the general partner of the MLP with authority on behalf of the Company to implement and make decisions relating to the formation of the MLP, (b) persons subsequently holding the positions of Chairman and CEO of the general partner of the MLP and all executive officers of such general partner and the MLP shall be selected by the board of the general partner of the MLP, which board shall be selected in accordance with Section 6.02 of the Amended and Restated Limited Liability Company Agreement of DCP Midstream GP, LLC, and (c) the Spectra Directors shall make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to COP or any of its Affiliates, and the COP Directors shall have the exclusive authority to make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to Spectra or any of its Affiliates, and the COP Directors shall have the exclusive authority to make all decisions relating to the enforcement of any rights or obligations of the Company or any of its Affiliates against or to Spectra or any of its Affiliates and, in the event of a Change of Control that results (pursuant to the last proviso in the definition of the term “Change of Control”) in the term “Spectra” no longer referring to Spectra Energy Corporation, against Spectra Energy Corporation as to matters relating to periods prior to such Change of Control. The formation of additional master limited partnerships shall be at the discretion of the Company Board.

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ON THE DATE FIRST SET FORTH ABOVE, each of the undersigned has caused this Amendment to be duly executed and delivered.

SPECTRA ENERGY DEFS HOLDING, LLC

By:	/s/ G. Ebel
Name:	G. Ebel
Title:	President

SPECTRA ENERGY DEFS HOLDING CORP

By:	/s/ G. Ebel
Name:	G. Ebel
Title:	President

CONOCOPHILLIPS GAS COMPANY

By:	/s/ John E. Lowe
Name:	John E. Lowe
Title:	President & CEO

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